February 2016 Pricing Sheet dated February 29, 2016 relating to Preliminary Pricing Supplement dated February 12, 2016 Registration Statement No. 333-199966 Filed pursuant to Rule 433

STRUCTURED INVESTMENTS

Opportunities in International Equities

PLUS Based on the Value of the EURO STOXX 50® Index due June 1, 2017

Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

PRICING TERMS -- February 29, 2016
Issuer:	JPMorgan Chase & Co.
Underlying index:	EURO STOXX 50® Index
Aggregate principal amount:	$6,965,840
Payment at maturity:

If the final index value is greater than the initial index value, for each $10 stated principal amount PLUS,

       $10 + leveraged upside payment

       In no event will the payment at maturity exceed the maximum payment at maturity.

If the final index value is less than or equal to the initial index value, for each $10 stated principal amount PLUS,

       $10 × index performance factor

       This amount will be less than or equal to the stated principal amount of $10 per PLUS.

Leveraged upside payment:	$10 × leverage factor × index percent increase
Index percent increase:	(final index value – initial index value) / initial index value
Initial index value:	The closing level of the underlying index on the pricing date, which was 2,945.75
Final index value:	The closing level of the underlying index on the valuation date
Leverage factor:	300%
Index performance factor:	final index value / initial index value
Maximum payment at maturity:	$12.88 (128.80% of the stated principal amount) per PLUS.
Stated principal amount:	$10 per PLUS
Issue price:	$10 per PLUS (see “Commissions and issue price” below)
Pricing date:	February 29, 2016
Original issue date (settlement date):	March 3, 2016
Valuation date:	May 29, 2017, subject to postponement in the event of certain market disruption events and as described under “General Terms of Notes — Postponement of a Determination Date” in the accompanying product supplement no. 4a-I
Maturity date:	June 1, 2017, subject to postponement in the event of certain market disruption events and as described under “General Terms of Notes — Postponement of a Payment Date” in the accompanying product supplement no. 4a-I
CUSIP / ISIN:	48128A186 / US48128A1869
Listing:	The PLUS will not be listed on any securities exchange.
Agent:	J.P. Morgan Securities LLC (“JPMS”)

Commissions and issue price:	Price to public(1)	Fees and commissions	Proceeds to issuer
Per PLUS	$10	$0.175(2)	$9.775
		$0.05(3)
Total	$6,965,840	$156,731.40	$6,809,108.60

(1)	See “Additional Information about the PLUS — Supplemental use of proceeds and hedging” in the accompanying preliminary pricing supplement for information about the components of the price to public of the PLUS.
(2)	JPMS, acting as agent for JPMorgan Chase & Co., will pay all of the selling commissions of $0.175 per $10 stated principal amount PLUS it receives from us to Morgan Stanley Smith Barney LLC ("Morgan Stanley Wealth Management”). See “Plan of Distribution (Conflicts of Interest)” beginning on page PS-87 of the accompanying product supplement no. 4a-I.
(3)	Reflects a structuring fee payable to Morgan Stanley Wealth Management by the agent or its affiliates of $0.05 for each PLUS

The estimated value of the PLUS on the pricing date as determined by JPMS was $9.778 per $10 stated principal amount PLUS. See “Additional Information about the PLUS — JPMS’s estimated value of the PLUS” in the accompanying preliminary terms for additional information.

The PLUS are not bank deposits, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency and are not obligations of, or guaranteed by, a bank.

You should read this document together with the preliminary terms describing the offering and the related product supplement no. 4a-I, underlying supplement no. 1a-I, prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below. When you read the product supplement and underlying supplement, note that all references to the prospectus dated November 7, 2014, or to any sections therein, should refer instead to the prospectus dated February 19, 2016, or to the corresponding sections of that prospectus, and all references to the prospectus supplement dated November 7, 2014, or to any sections therein, should refer instead to the prospectus supplement dated February 19, 2016, or to the corresponding sections of that prospectus supplement. Please also see "Additional Information about the PLUS" in the accompanying preliminary terms.

Pricing Supplement No.      dated February 12, 2016: http://www.sec.gov/Archives/edgar/data/19617/000089109216012318/e68299_424b2.htm

Product supplement no. 4a-I dated November 7, 2014: http://www.sec.gov/Archives/edgar/data/19617/000089109214008407/e61359_424b2.pdf

Underlying supplement no. 1a-I dated November 7, 2014: http://www.sec.gov/Archives/edgar/data/19617/000089109214008410/e61337_424b2.pdf

Prospectus supplement and prospectus, each dated February 19, 2016: http://www.sec.gov/Archives/edgar/data/19617/000095010316011251/crt_dp63599-424b2.pdf

The issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free (800) 869-3326.